Exhibit 5.1

November 12, 2021

Summit Wireless Technologies, Inc.

6840 Via Del Oro Ste. 280

San Jose, CA 95119

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-8, as supplemented or amended from time to time (the “Registration Statement”), filed by Summit Wireless Technologies, Inc. a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 12, 2021. The Registration Statement relates to the registration under the Securities Act of 310,000 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (“Common Stock”) issuable upon the vesting of a restricted share award granted on September 13, 2021 pursuant to that certain Inducement Award Agreement for Restricted Shares (the “Agreement”), dated as of September 13, 2021, by and between the Company and Eric Almgren, the Company’s Chief Strategist, in accordance with Nasdaq Listing Rule 5635(c)(4). We have been requested by the Company to render this opinion letter with respect to the legality of the Shares being registered under the Registration Statement.

In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of (i) the Company’s certificate of incorporation, as amended, (ii) the Company’s bylaws, as amended, (iii) the Agreement, and (iv) the Registration Statement, including all exhibits filed therewith, and have also examined and relied upon minutes of meetings and/or resolutions of the board of directors of the Company as provided to us by the Company, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents and that each signatory to such document has or will have sufficient legal capacity to execute such document. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

The Shares have been duly authorized by the Company, and when issued and sold as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sullivan & Worcester LLP

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